Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of January 11, 2016 (the “Effective Date”), by and between Heather Ace (“Executive”) and Orexigen Therapeutics, Inc. (the “Company”).

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1      “Board” means the Board of Directors of the Company.

1.2      “Cause” means the occurrence of any of the following events:

(a)      Executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude;

(b)      Executive’s continued failure or refusal to follow lawful and reasonable instructions of the Chief Executive Officer of the Company or lawful and reasonable policies and regulations of the Company or its affiliates;

(c)      Executive’s continued failure to faithfully and diligently perform the assigned duties of Executive’s employment with the Company or its affiliates;

(d)      Unprofessional, unethical, immoral or fraudulent conduct by Executive;

(e)      Conduct by Executive that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate; or

(f)      Executive’s material breach of this Agreement, the Proprietary Information and Inventions Agreement, the Company’s Code of Conduct and/or Insider Trading Policy, or any other contractual, fiduciary, or statutory duty owed to the Company.

An event described in Section 1.2(b) through Section 1.2(f) herein shall not be treated as “Cause” until after Executive has been given written notice of such event, failure, conduct or breach and Executive fails to cure such event, failure, conduct or breach within 30 days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured. Failure of the Company to meet financial or performance targets or goals shall not be deemed to be a breach pursuant to Sections 1.2(b) or 1.2(c) herein.

1.3      “Change in Control” means the occurrence of any of the following events:

(a)      the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept;

(b)      a change in the composition of the Board over a period of 36 months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board;

(c)      the consummation of any consolidation, share exchange or merger of the Company (i) in which the stockholders of the Company immediately prior to such transaction do not own at least a majority of the voting power of the entity which survives/results from that transaction (or the parent of such surviving/resulting entity), or (ii) in which a stockholder of the Company who does not own a majority of the voting stock of the Company immediately prior to such transaction, owns a majority of the Company’s voting stock immediately after such transaction; or

(d)      the liquidation or dissolution of the Company or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, including stock held in subsidiary corporations or interests held in subsidiary ventures.

1.4      “Change in Control Period” means the time period commencing three (3) months before the effective date of a Change in Control and ending on the date that is twelve (12) months after the effective date of a Change in Control.

1.5      “Company” means Orexigen Therapeutics, Inc. or, following a Change in Control, the surviving entity resulting from such transaction.

1.6      “Constructive Termination” means Executive’s resignation from all positions Executive then holds with the Company because of:

(a)      a material reduction in the level of responsibility associated with Executive’s employment with the Company or any surviving entity (other than a change in job title or officer title) as compared to Executive’s level of responsibility just prior to the reduction; provided, however, that a merger or acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a material reduction in Executive’s level of responsibility;

(b)      a material reduction in Executive’s level of base salary (except for any reduction imposed equally upon all other similarly-situated Company executives); or

(c)      a relocation of Executive’s principal place of employment by more than 50 miles (other than reasonable business travel required as part of the job duties associated with Executive’s position);

provided, however, that (i) such change, reduction or relocation is effected by the Company without Cause and without Executive’s consent; (ii) Executive first provides the Company with written notice of the condition described in (a), (b) or (c) above not later than sixty (60) days following its initial occurrence; (iii) the Company is permitted the opportunity to cure such condition within a period of forty-five (45) days following such written notice; and (iv) Executive resigns from employment within thirty (30) days following the end of such cure period, assuming that the condition has not been cured.

1.7      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.8      “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause. The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be an Involuntary Termination Without Cause.

ARTICLE II

EMPLOYMENT BY THE COMPANY

2.1      Position and Duties.  Subject to terms set forth herein, the Company agrees to employ Executive, on a full time basis in the position of EVP, Global Human Resources hereby accepts such employment. Executive shall perform such duties as are customarily associated with the position of EVP, Global Human Resources, and such other duties as are assigned to Executive by the Chief Executive Officer of the Company. Subject to the terms of this Agreement, the Company may change Executive’s duties, responsibilities, title, and reporting relationship at its discretion. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

2.2      Employment at Will.  Both the Company and Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without advance notice, and with or without Cause. If applicable, upon the date of Executive’s termination of employment with the Company for any reason, Executive shall immediately resign from the Board and the board of directors or comparable body of every subsidiary, parent or other affiliated corporation of the Company, and every committee thereof. Executive shall not receive any compensation of any kind, including, without limitation, severance benefits or change of control severance benefits, following Executive’s last day of employment with the Company (the “Termination Date”), except as expressly provided for by this Agreement, applicable law, and/or any plan documents governing the compensatory equity awards that have been or may be granted to Executive from time to time in the sole discretion of the Company.

2.3      Employment Policies.    The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

ARTICLE III

COMPENSATION AND BENEFITS

3.1      Base Salary. Executive shall receive for services to be rendered hereunder an annual base salary of $320,000 (“Base Annual Salary”), less required deductions and withholdings, payable on the regular payroll dates of the Company.

3.2      Annual Bonus.    In addition to the Base Annual Salary, during each calendar year Executive will be eligible for an annual performance bonus, equal to up to 50% of the Base Annual Salary, and which is based in part upon the achievement of Executive’s performance goals and objectives (“Annual Bonus”). The Compensation Committee of the Company’s Board shall determine in its sole discretion whether any such Bonus has been earned and, if so, the amount of any such bonus. Executive must be an employee in good standing at the time the Compensation Committee decides to award the Annual Bonus and, if Executive leaves the Company at any time and for any reason prior to such date, he will not be eligible to receive such a bonus or any pro-rata portion of such bonus. If awarded, such Annual Bonus shall be evaluated and paid no later than December 31 of the calendar year following the calendar year to which such Annual Bonus relates.

3.3      Stock Options. Subject to approval of the Board or the Compensation Committee of the Board, Executive shall receive stock options to purchase 325,000 shares of the Company’s common stock pursuant to the Company’s 2007 Equity Incentive Award Plan (the “2007 Plan”). Any stock options granted pursuant to this Section 3.3 shall have an exercise price per share equal to the then-current fair market value per share of the Company’s common stock (as determined pursuant to the 2007 Plan) on the date the grant is approved by the Board or the Compensation Committee of the Board. Such stock options shall be incentive stock options to the extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Twenty-five percent (25%) of the shares of Stock subject to such stock options (rounded down to the next whole number of shares) shall vest on the one year anniversary of the Vesting Commencement Date (as such term is defined in the stock option grant notice), and 1/48 of the shares of Stock subject to such stock options (rounded down to the next whole number of shares) shall vest on the same day of each month thereafter, so that all of the shares of the Stock subject to such stock options shall be vested on the fourth (4th) anniversary of the Vesting Commencement Date, subject to Executive’s continued service relationship (whether as an employee, director or consultant) with the Company or any parent or subsidiary on each such date. Such stock options shall have a ten (10) year term and shall be subject to the terms and conditions of the 2007 Plan and the stock option agreement pursuant to which such stock options are granted to the extent such provisions are not less favorable to Executive than the applicable provisions of this Agreement.

3.4      Vacation and Paid Time Off.  Executive shall be entitled to 20 business days of paid vacation each year, accruing on a monthly basis, and 8 paid holidays each year.

3.5      Expenses. During the term of this Agreement, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in connection with services rendered on behalf of the Company subject to Executive providing the Company with appropriate substantiation in accordance with Company policy; provided that commuting expenses shall not be included in such reimburseable expenses. Any amounts payable under this Section 3.5 shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under this Section 3.5 during any taxable year of Executive’s will not affect such amounts provided in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

3.6      Standard Company Benefits.  Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are generally provided by the Company to its executive employees, employed at similar full-time or part-time status, as applicable. Any such benefits and compensation practices shall be subject to the terms of the governing benefit or compensation plans and may be changed by the Company from time to time in its discretion.

3.7      Advance Bonus.  In lieu of any relocation benefits that you may be entitled to receive pursuant to the Company’s relocation benefit policy, the Company will advance to you a lump sum amount of $100,000.00, less required tax withholdings, within ten days of your first date of employment (the “Advance Bonus”). This bonus will be considered an advance to you and will be deemed earned as follows: 50% on the first anniversary of your start date and the remaining 50% on the second anniversary of your start date. If you resign your employment in the absence of a Constructive Termination, or if the Company terminates your employment for Cause, at any time during your first year of employment, you agree to repay 100% of the Advance Bonus, less required tax withholdings. If you resign your employment in the absence of a Constructive Termination, or if the Company terminates your employment for Cause, at any time during your second year of employment, you agree to repay 50% of the Advance Bonus, less required tax withholdings. If you resign at any time due to a Constructive Termination, or if your employment is terminated by the Company without Cause at any time, you shall not be required to repay the Advance Bonus or any portion thereof.

ARTICLE IV

SEVERANCE AND CHANGE IN CONTROL BENEFITS

4.1      Term Limitation for Severance and Change in Control Benefits.    The term for the Severance Benefits and Change in Control Benefits provided for in this Article IV herein shall commence on the Effective Date and shall continue until March 31, 2016 (the “Expiration Date”). If this Article IV is not amended or renewed by the Compensation Committee of the Company’s Board prior to the Expiration Date, this Article IV (including Executive’s right to receive the Severance Benefits and Change in Control Benefits contained herein), shall terminate automatically on such Expiration Date; provided, however, that if this Article IV terminates pursuant to this Section 4.1, the remainder of this Agreement will remain in full force and effect.

4.2      Severance Benefits In Event of Involuntary Termination Without Cause Unrelated to Change in Control.    If:    (i) Executive’s employment terminates due to an Involuntarily Termination Without Cause (and other than as a result of Executive’s death or disability) at any time except during the Change in Control Period, (ii) such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), (iii) Executive signs and allows to become effective a general release of all known and unknown claims in the form and substance acceptable to the Company within sixty (60) days after the Termination Date, and (iv) Executive fully complies with Executive’s continuing fiduciary, statutory and material contractual obligations to the Company (with a 30-day opportunity to cure after notice of any such non-compliance if Executive has not, unless such non-compliance is not capable of being cured); then the Company shall provide Executive with the following severance benefits (the “Severance Benefits”):

(a)      Cash Severance.  The Company shall make a single lump sum severance payment to Executive in an amount equal to Executive’s Base Annual Salary in effect as of the Termination Date, less required tax withholdings and deductions (the “Severance Payment”). The Severance Payment will be paid within sixty (60) days after the Termination Date, but in no event later than March 15 of the year following the year of termination.

(b)      Health Insurance.  Provided that Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (together with any state or local laws of similar effect, “COBRA”) within the time period provided for under COBRA, the Company will pay the premiums necessary to continue Executive’s group health insurance coverage in effect as of the Termination Date of Executive’s employment (including coverage for Executive’s eligible dependents) for a maximum period of twelve (12) months following the Termination Date; provided, however, that no premium payments will be made by the Company pursuant to this paragraph following the effective date of Executive’s coverage by a health insurance plan of a subsequent employer or such other date on which Executive (and Executive’s dependents, as applicable) ceases to be eligible for COBRA coverage. Executive agrees that Executive shall notify the Company in writing as soon as practical, but no later than 15 days after Executive receives coverage under a health insurance plan of a subsequent employer.

4.3      Severance Benefits In Event of Involuntary Termination Without Cause or Constructive Termination During Change in Control Period. If: (i) Executive’s employment terminates due to an Involuntarily Termination Without Cause (and other than as a result of Executive’s death or disability), or as a result of a Constructive Termination, in either event during the Change in Control Period, (ii) such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), (iii) Executive signs and allows to become effective a general release of all known and unknown claims in the form and substance acceptable to the Company within sixty (60) days after the Termination Date, and (iv) Executive fully complies with Executive’s continuing fiduciary, statutory and material contractual obligations to the Company (with a 30-day opportunity to cure after notice of any such non-compliance if Executive has not, unless such non-compliance is not capable of being cured); then the Company shall provide Executive with the following change in control severance benefits (the “Change in Control Benefits”):

(a)      Cash Severance.   The Company shall make a single lump sum severance payment to Executive in an amount equal to Executive’s Base Annual Salary in effect as of the Termination Date, multiplied by one point five (1.5), less required tax withholdings and deductions (the “Change in Control Payment”). The Change in Control Payment will be paid within sixty (60) days after the Termination Date, but in no event later than March 15 of the year following the year of termination.

(b)      Health Insurance.  Provided that Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (together with any state or local laws of similar effect, “COBRA”) within the time period provided for under COBRA, the Company will pay the premiums necessary to continue Executive’s group health insurance coverage in effect as of the Termination Date of Executive’s employment (including coverage for Executive’s eligible dependents) for a maximum period of eighteen (18) months following the Termination Date; provided, however, that no premium payments will be made by the Company pursuant to this paragraph following the effective date of Executive’s coverage by a health insurance plan of a subsequent employer or such other date on which Executive (and Executive’s dependents, as applicable) ceases to be eligible for COBRA coverage. Executive agrees that Executive shall notify the Company in writing as soon as practical, but no later than 15 days after Executive receives coverage under a health insurance plan of a subsequent employer.

(c)      Equity Acceleration.    After taking into account any additional acceleration of vesting Executive may be entitled to receive under any other plan or agreement, the Company shall cause all outstanding equity awards then held by Executive (including, without limitation, stock options, restricted stock awards or similar awards) to become fully vested and, if applicable, exercisable with respect to all the shares subject thereto effective immediately prior to the Termination Date. In all other respects, such equity awards shall continue to be governed by the terms of the applicable award agreements and equity incentive plan documents and any applicable agreements between the Company and Executive.

4.4      Other Compensation and Benefits.    If: (i) the Company terminates Executive’s employment for Cause or as a result of Executive’s death or disability, or (ii) if Executive resigns Executive’s employment at any time, except as a result of a Constructive Termination during the Change in Control Period, then this Agreement shall automatically terminate (except for Article V and Article VII, which shall continue in effect), and upon such termination, the Company shall have no further obligation to Executive, Executive’s spouse or estate, except that the Company shall pay to Executive the amount of Executive’s Base Annual Salary, and unused vacation pay, accrued to the date of such termination.

4.5      Compliance with Section 409A.

(a)      It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A- 2(b)(2)(i). It is also intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal

Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).

(b)      Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Payment, the Change in Control Payment and/or other benefits provided under this Agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is, on the Termination Date, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Agreement Payments shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s “separation from service” (as defined above) or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Agreement Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Agreement Payments had not been so delayed pursuant to this Section 4.5(b) and (B) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this Agreement.

4.6      Internal Revenue Code Section 280G.

(a)      If the payments and benefits (including but not limited to payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control of the Company, whether from the Company or otherwise (a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

(b)      For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (i) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits (if any) paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(c)      The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the Termination Date shall make all determinations required to be made under this Section 4.6. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(d)      The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

ARTICLE V

PROPRIETARY INFORMATION OBLIGATIONS

5.1      Agreement.  As a condition of this Agreement and Executive’s employment, Executive agrees to execute and abide by the Company’s standard form of Proprietary Information and Inventions Agreement (“Proprietary Information and Inventions Agreement”).

5.2      Remedies.    Executive’s duties under the Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

ARTICLE VI

OUTSIDE ACTIVITIES

6.1      Other Activities.  Except with the prior written consent of the Chief Executive Officer of the Company, Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor; provided that such passive investments will not require services on the part Executive which would in any manner impair the performance of Executive’s duties under this Agreement. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

6.2      Competition/Investments. During the term of Executive’s employment by the Company, except on behalf of the Company, Executive shall not directly or indirectly, whether as an officer,

director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Executive to compete directly with the Company’s products or product candidates, throughout the world. This provision shall not apply to passive stockholdings that the Executive may have at any particular time so long as such stockholdings in any one company do not exceed 5% of the total number of shares outstanding of such company.

ARTICLE VII

GENERAL PROVISIONS

7.1      Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

7.2      Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3      Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4      Complete Agreement.    This Agreement and the documents and agreements referenced herein constitute the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by an appropriate officer of the Company and Executive.

7.5      Counterparts.    This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6      Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7      Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs,

executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

7.8      Arbitration.    Any dispute, claim or controversy of whatever nature arising out of or relating to this Agreement, Executive’s employment with the Company, and/or the termination of Executive’s employment with the Company, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, performance, or execution of this Agreement (including any determination of Cause or Constructive Termination hereunder) shall be resolved by confidential, final and binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in San Diego, California, before a single arbitrator, in accordance with JAMS’ then applicable arbitration rules, Executive acknowledges that by agreeing to this arbitration procedure, Executive and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Company shall bear all JAMS fees for the arbitration. Nothing in this Agreement shall prevent any of the parties from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in any court of competent jurisdiction.

7.9      Attorneys’ Fees.  If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys’ fees and costs incurred in connection with such action.

7.10    Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

OREXIGEN THERAPEUTICS, INC.

By:	/s/ Michael Narachi

Michael Narachi
President and Chief Executive Officer

Accepted and agreed:
/s/ Heather Ace

HEATHER ACE